                                                                  Exhibit (4)(c)

                           COMPANY SECURITY AGREEMENT

         THIS SECURITY AGREEMENT (this "Agreement") is dated as of March 2, 2001 and entered into by and between JAMES CABLE PARTNERS, L.P., a Delaware limited partnership ("Grantor"), and GoldenTree Asset Management LLC, as agent for the Lenders ("Agent").

                             PRELIMINARY STATEMENTS

         A. Grantor entered into a Credit Agreement dated as of August 15, 1997 with NBD Bank, as Documentation Agent, Canadian Imperial Bank of Commerce, as Administrative Agent, and the lenders named therein (said Credit Agreement, as amended, supplemented or otherwise modified, being the "NBD/CIBC Credit Agreement"), pursuant to which (1) the lenders party thereto extended certain credit facilities to Grantor and (2) the Original Credit Agreement (as defined in the NBD/CIBC Credit Agreement) was amended and restated.

         B. Grantor also executed a security agreement dated August 15, 1997 (the "NBD/CIBC Security Agreement") pursuant to the NBD/CIBC Credit Agreement that, among other things, (1) amended and restated the security agreement dated June 30, 1995 (the "Original Security Agreement") that Grantor executed pursuant to the Original Credit Agreement and (2) provided that all liens and security interests granted under the Original Security Agreement were continued under the NBD/CIBC Security Agreement with the same priority and effect.

         C. Agent has entered into a Credit Agreement dated as of March 2, 2001 (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Grantor pursuant to which (1) Agent has made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Grantor, and (2) the NBD/CIBC Credit Agreement has been amended and restated in its entirety.

         D. The parties hereto agree (1) that this Agreement replaces the Original Security Agreement, as amended and restated by the NBD/CIBC Security Agreement, and each of them, in their entirety and (2) that all liens and security interests granted under the Original Security Agreement, as amended and restated by the NBD/CIBC Security Agreement, shall be released in connection herewith.

         E. It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Grantor shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the premises and in order to induce Lenders to make Loans under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor hereby agrees with Agent as follows:

         SECTION 1.  GRANT OF SECURITY.

         Grantor hereby assigns to Agent, and hereby grants to Agent a security interest in, all of Grantor's right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the "Collateral"):

         (a) all equipment (as such term is defined in the UCC) in all of its forms, all parts thereof and all accessions thereto (including, but not limited to, all headends and related electronics, towers, antennas, antenna systems, transmitter equipment, studio equipment, technical equipment, electronic news gathering equipment, microwave equipment, satellite equipment, two-way radio equipment, telephones and related equipment, computers and related equipment, cables, monitors, cameras amplifiers, other film and photographic equipment, other equipment to receive, record, store and/or transmit television signals by cable or otherwise, furniture and office equipment, test equipment, and motor vehicles) (any and all such equipment, parts and accessions being the "Equipment");

         (b) all inventory (as such term is defined in the UCC) in all of its forms (including, but not limited to, (i) all films and programming materials, (ii) all goods held by Grantor for sale or lease or to be furnished under contracts of service or so leased or furnished, (iii) all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in Grantor's business, (iv) all goods in which Grantor has an interest in mass or a joint or other interest or right of any kind, and (v) all goods which are returned to or repossessed by Grantor and all accessions thereto and products thereof (any and all such inventory, accessions and products being the "Inventory") and all negotiable documents of title (including without limitation warehouse receipts, dock receipts and bills of lading) issued by any Person covering any Inventory (any such negotiable document of title being a "Negotiable Document of Title");

         (c) all Franchises (except not including any Franchise to the extent, and only to the extent, that the granting of a security interest in such Franchise is prohibited by law or the express terms of such Franchise), accounts (as such term is defined in the UCC) (including, but not limited to, all (i) margin accounts, futures positions, book debts and other forms of obligations and receivables now or hereafter owned or held by or payable to Grantor relating in any way to or arising from the sale or lease of goods or the rendering of services by Grantor or any other party, including the right to payment of any interest or finance charge with respect thereto, together with all merchandise represented by any of the accounts, (ii) all such merchandise that may be reclaimed or repossessed or returned to Grantor, (iii) all of Grantor's rights as an unpaid vendor, including stoppage in transit, reclamation, replevin and sequestration, (iv) all assets pledged, assigned, hypothecated or granted to, and all letters of credit, guarantee claims, liens and security interests held by Grantor to secure payment of any accounts and which are delivered for or on behalf of any account debtor, (v) all accessions to all of the foregoing described properties and interests in properties, (vi) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection with the foregoing and (vii) all evidence of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties and certificates from filing or other registration offices), contract rights, chattel paper (as such term is defined in the UCC), documents (as such term is defined in the UCC) (including, but not limited to all receipts of Grantor covering, evidencing or representing Inventory or Equipment), instruments (as such term is defined in the UCC) (including, but not limited to, all promissory notes, drafts, bills of exchange or acceptances), general intangibles (as such term is defined in the UCC) (including, but not limited to, (i) all of Grantor's rights, title and interest in, to and under all contracts and insurance policies (including, but not limited to, all key-man insurance policies), (ii) all of Grantor 's right to receive the surplus funds, if any, which are payable to Grantor following the termination of any employee pension plan and the satisfaction of all liabilities of participants and beneficiaries under such plan in accordance with applicable law, (iii) all know-how and warranties relating to any of the Collateral or any of the Mortgaged Property, (iv) any and all other rights, claims, choses-in-action and causes of action of Grantor against any other Person and the benefits of any and all collateral or other security given by any other Person in connection therewith, (v) all guarantees, endorsements and indemnifications on, or of, any of the Collateral or any of the Mortgaged Property, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, of any governmental authority (or any Person acting on behalf of a governmental authority) now or hereafter acquired or held by Grantor pertaining to operations now or hereafter conducted by Grantor or any of the Collateral or any of the Mortgaged Property including, without limitation, building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation, and (vii) all rights to reserves, deferred payments, deposits, refund, indemnification or claims to the extent the foregoing relate to any Collateral or any of the Mortgaged Property and claims for tax or other refunds against any governmental authority relating to any Collateral or any of the Mortgaged Property) and other rights and obligations of any kind and all rights in, to and under all security agreements, leases and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, documents, instruments, general intangibles or other obligations (any and all such Franchises, accounts, contract rights, chattel paper, documents, instruments, general intangibles and other obligations being the "Accounts", and any and all such security agreements, leases and other contracts being the "Related Contracts");

         (d) all deposit accounts, including without limitation (i) all deposit accounts maintained with any Lender or Agent, and (ii) all cash, funds, checks, notes and any instruments from time to time on deposit in any bank account (all such deposit accounts and cash, funds, checks, notes and instruments being the "Deposit Accounts");

         (e) all trademarks, tradenames, tradesecrets, business names, patents, patent applications, licenses, copyrights, registrations and franchise rights, and all goodwill associated with any of the foregoing (any and all such intellectual property and goodwill being the "Intellectual Property");

         (f) to the extent not included in any other paragraph of this Section 1, all other general intangibles (including without limitation tax refunds, rights to payment or performance, chooses in action and judgments taken on any rights or claims included in the Collateral);

         (g) all plant fixtures, business fixtures and other fixtures and storage and office facilities, and all accessions thereto and products thereof (any and all such fixtures, accessions and products being the "Fixtures");

         (h) all books, records, ledger cards, files (whether in printed form or stored electronically), correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or any of the Mortgaged Property or are otherwise necessary or helpful in the collection thereof or realization thereupon (including, but not limited to, all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like pertaining to the operations of Grantor or any of the Collateral or any of the Mortgaged Property, field repair data, sales data and other information relating to sales of products now or hereafter manufactured, distributed or franchised by Grantor, accounting information pertaining to Grantor's operations or any of the Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data or records relating to such operations or any of the Collateral or any of the Mortgaged Property may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data); and

         (i) all proceeds, products, rents and profits of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral. For purposes of this Agreement, the term "proceeds" includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

         SECTION 2. SECURITY FOR OBLIGATIONS. This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), of all obligations and liabilities of every nature of Grantor now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents and all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Grantor, would accrue on such obligations), fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Agent or any Lender as a preference, fraudulent transfer or otherwise (all such obligations and liabilities being the "Underlying Debt"), and all obligations of every nature of Grantor now or hereafter existing under this Agreement (all such obligations of Grantor, together with the Underlying Debt, being the "Secured Obligations").

         SECTION 3. GRANTOR REMAINS LIABLE. Anything contained herein to the contrary notwithstanding, (a) Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Agent of any of its rights hereunder shall not release Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Agent shall not have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall Agent be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

         SECTION 4. REPRESENTATIONS AND WARRANTIES. Grantor represents and warrants as follows:

         (a) Ownership of Collateral. Except for Permitted Encumbrances and the interests disclosed in Schedule 4(a) annexed hereto and the security interest created by this Agreement, Grantor owns the Collateral free and clear of any Lien. Except with respect to Permitted Encumbrances and the interests disclosed in Schedule 4(a) annexed hereto and such as may have been filed in favor of Agent relating to this Agreement, no effective financing statement or other instrument similar in effect covering Grantor's interest in and to all or any part of the Collateral is on file in any filing or recording office.

         (b) Location of Equipment, Inventory, Deposit Accounts, Intellectual Property and Fixtures. All of the Equipment, Inventory, Deposit Accounts, Intellectual Property and Fixtures are, as of the date hereof, located at the places specified in Schedule 4(b) annexed hereto.

         (c) Organization; Office Locations; Other Names. Grantor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The chief place of business, the chief executive office and the office where Grantor keeps, and will continue to keep, its records regarding the Accounts and all originals of all chattel paper that evidence Accounts is, and has been for the _________ period preceding the date hereof, located at 38710 North Woodward Avenue, Suite 180, Bloomfield Hills, MI 48304. Grantor has not in the past done, and does not now do, business under any other name (including any trade-name or fictitious business name) except as specified in Schedule 4(c) annexed hereto. Grantor has used such other names only in the jurisdictions indicated on Schedule 4(c).

         (d) Delivery of Certain Collateral. All notes and other instruments (excluding checks) comprising any and all items of Collateral have been delivered to Agent duly endorsed and accompanied by duly executed instruments of transfer or assignment in blank.

         (e) Governmental Authorizations. Except as otherwise specified in
Schedule 4(e) annexed hereto, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the grant by Grantor of the security interest granted hereby, (ii) the execution, delivery or performance of this Agreement by Grantor, or (iii) the perfection of or the exercise by Agent of its rights and remedies hereunder (except as may have been taken by or at the direction of Grantor).

         (f) Perfection. This Agreement, together with Uniform Commercial Code financing statements filed with the appropriate authorities in each of the jurisdictions specified on Schedule 4(f) annexed hereto and the deliveries required pursuant to subsection (d) of Section 4, creates a valid, perfected and, except for the interests disclosed in Schedule 4(a) and Schedule 4(e) annexed hereto, continuing first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly made or taken.

         (g) Other Information. All information heretofore, herein or hereafter supplied to Agent by or on behalf of Grantor with respect to the Collateral is accurate and complete in all material respects.

         SECTION 5. FURTHER ASSURANCES.

         (a) Grantor agrees that from time to time, at the expense of Grantor, Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or, following and during any continuance of any Event of Default, to enable Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Grantor will: (i) mark conspicuously each item of chattel paper included in the Accounts, each Related Contract and, at the request of Agent, each of its records pertaining to the Collateral, with a legend, in form and substance satisfactory to Agent, indicating that such Collateral is subject to the security interest granted hereby, (ii) if any Account, shall be evidenced by a promissory note or other instrument (excluding checks), deliver and pledge to Agent hereunder such note or instrument, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent,
(iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Agent may request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (iv) at any reasonable time, upon request by Agent, exhibit the Collateral to and allow inspection of the Collateral by Agent, or persons designated by Agent, and (v) at Agent's request, appear in and defend any action or proceeding that may affect Grantor's title to or Agent's security interest in all or any part of the Collateral.

         (b) Grantor hereby authorizes Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Grantor. Grantor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by Grantor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

         (c) Grantor will furnish to Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Agent may reasonably request and which are reasonably available to Grantor, all in reasonable detail.

         (d) Notwithstanding anything to the contrary contained herein, neither Grantor nor Agent will take any action pursuant to this Agreement which would constitute or result in any transfer of any Franchise whether de jure or de facto, if such transfer would require under then existing law (including the written rules and regulations promulgated by any governmental authority) or the express terms of such Franchise, the prior approval of any governmental authority, without first obtaining such approval.

         SECTION 6. CERTAIN COVENANTS OF GRANTOR. Grantor shall:

         (a) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

         (b) notify Agent of any change in Grantor's name, identity or corporate structure within 15 days of such change;

         (c) give Agent 30 days' prior written notice of any change in Grantor's chief place of business, chief executive office or residence or the office where Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts;

         (d) if Agent gives value to enable Grantor to acquire rights in or the use of any Collateral, use such value for such purposes; and

         (e) Grantor will use its best efforts not to enter into any Franchise, contract or similar instrument within the definition of Collateral, which prohibits the assigning of any rights of Grantor thereunder in the manner contemplated by this Agreement.

         SECTION 7. SPECIAL COVENANTS WITH RESPECT TO EQUIPMENT AND INVENTORY. Grantor shall:

         (a) keep the Equipment and Inventory at the places therefor specified on Schedule 4(b) annexed hereto or, upon 30 days' prior written notice to Agent, at such other places in jurisdictions where all action that may be necessary or desirable, or that Agent may request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Agent to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory shall have been taken; and

         (b) cause the Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with Grantor's past practices, and shall forthwith, or, in the case of any loss or damage to any of the Equipment of a material nature when subsection (c) of Section 8 is not applicable, as quickly as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Grantor shall promptly furnish to Agent a statement respecting any material loss or damage to any of the Equipment.

         SECTION 8. INSURANCE.

         (a) Grantor shall, at its own expense, maintain insurance with respect to the Equipment and Inventory in accordance with the terms of the Credit Agreement. Each policy for property damage insurance shall provide for all losses to be paid directly to

Agent. Each policy shall in addition name Grantor and Agent as insured parties thereunder (without any representation or warranty by or obligation upon Agent) as their interests may appear and have attached thereto a lender loss payable clause acceptable to Agent that shall (i) contain an agreement by the insurer that any loss thereunder shall be payable to Agent notwithstanding any action, inaction or breach of representation or warranty by Grantor, (ii) provide that there shall be no recourse against Agent for payment of premiums or other amounts with respect thereto, and (iii) provide that at least 30 days' prior written notice of cancellation, material amendment, reduction in scope or limits of coverage or of lapse shall be given to Agent by the insurer. Grantor shall, if so requested by Agent, deliver to Agent original or duplicate policies of such insurance and, as often as Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance. Further, Grantor shall, at the request of Agent duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 5(a) and cause the respective insurers to acknowledge notice of such assignment. Prepayments of Loans from the proceeds of insurance shall be made in accordance with the terms of the Credit Agreement.

         (b) Reimbursement under any liability insurance maintained by Grantor pursuant to this Section 8 may be paid directly to the Person who shall have incurred liability covered by such insurance. In case of any loss involving damage to Equipment or Inventory when subsection (C) of this Section 8 is not applicable, Grantor shall make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance maintained by Grantor pursuant to this Section 8 shall be paid to Grantor as reimbursement for the costs of such repairs or replacements.

         (c) Upon (i) the occurrence and during the continuation of any Event of Default or (ii) as otherwise required under the Credit Agreement, all insurance payments in respect of such Equipment or Inventory shall be paid to and applied by Agent as specified in Section 16.

         SECTION 9. SPECIAL COVENANTS WITH RESPECT TO ACCOUNTS AND RELATED CONTRACTS.

         (a) Grantor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Accounts and Related Contracts, and all originals of all chattel paper that evidence Accounts, at the location therefor specified in Section 4 or, upon 30 days' prior written notice to Agent, at such other location in a jurisdiction where all action that may be necessary or desirable, or that Agent may request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Agent to exercise and enforce its rights and remedies hereunder, with respect to such Accounts and Related Contracts shall have been taken. Grantor will hold and preserve such records and chattel paper and will permit representatives of Agent at any time during normal business hours to inspect and make abstracts from such records and chattel paper, and Grantor agrees to render to Agent, at Grantor's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Promptly upon the request of Agent, if an Event of Default shall have occurred and be continuing, Grantor shall deliver to Agent complete and correct copies of each Related Contract.

         (b) Grantor shall, for not less than 5 years from the date on which such Account arose, maintain (i) complete records of each Account, including records of all payments received, credits granted and merchandise returned, and
(iii) all documentation relating thereto.

         (c) Except as otherwise provided in this subsection (c), Grantor shall continue to collect, at its own expense, all amounts due or to become due to Grantor under the Accounts and Related Contracts. In connection with such collections, Grantor may take (and, at Agent's direction, shall take) such action as Grantor or Agent may reasonably deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts; provided, however, that Agent shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to Grantor of its intention to do so, to notify the account debtors or obligers under any Accounts of the assignment of such Accounts to Agent and to direct such account debtors or obligers to make payment of all amounts due or to become due to Grantor thereunder directly to Agent, to notify each Person maintaining a lockbox or similar arrangement to which account debtors or obligers under any Accounts have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Agent and, upon such notification and at the expense of Grantor, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Grantor might have done. After receipt by Grantor of the notice from Agent referred to in the to the preceding sentence, (i) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of the Accounts and the Related Contracts shall be received in trust for the benefit of Agent hereunder, shall be segregated from other funds of Grantor and shall be forthwith paid over or delivered to Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by

Section 16, and (ii) Grantor shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon (other than in a manner consistent with past practices and approved by Agent).

         SECTION 10. DEPOSIT ACCOUNTS. Upon the occurrence and during the continuation of an Event of Default, Agent may exercise dominion and control over, and refuse to permit further withdrawals (whether of money, securities, Instruments or other property) from any deposit accounts maintained with Agent constituting part of the Collateral.

         SECTION 11. TRANSFERS AND OTHER LIENS. Except as otherwise permitted by the Credit Agreement, Grantor shall not:

         (a) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except as permitted by the Credit Agreement; or

         (b) except for the interests disclosed in Schedule 4(a) annexed hereto and the security interest created by this Agreement, create or suffer to exist any Lien upon or with respect to any of the Collateral to secure the indebtedness or other obligations of any Person.

         SECTION 12. AGENT APPOINTED ATTORNEY-IN-FACT. Grantor hereby irrevocably appoints Agent as Grantor's attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor, Agent or otherwise, from time to time upon the occurrence and during the continuance of an Event of Default in Agent's discretion to take any action and to execute any instrument that Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

         (a) to obtain and adjust insurance required to be maintained by Grantor or paid to Agent pursuant to Section 8;

         (b) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

         (c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clauses (a) and (b) above;

         (d) to file any claims or take any action or institute any proceedings that Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Agent with respect to any of the Collateral;

         (e) to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Agent in its sole discretion, any such payments made by Agent to become obligations of Grantor to Agent, due and payable immediately without demand;

         (f) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; and

         (g) upon the occurrence and during the continuation of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, and to do, at Agent's option and Grantor's expense, at any time or from time to time, all acts and things that Agent deems necessary to protect, preserve or realize upon the Collateral and Agent's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as Grantor might do.

         SECTION 13. AGENT MAY PERFORM. If Grantor fails to perform any agreement contained herein, Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of Agent incurred in connection therewith shall be payable by Grantor under Section 17.

         SECTION 14. STANDARD OF CARE. The powers conferred on Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Agent accords its own property.

         SECTION 15. REMEDIES.

         (a) If any Event of Default shall have occurred and be continuing, Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the Code applies to the affected Collateral), and also may (a) require Grantor to, and Grantor hereby agrees that it will at its expense and upon request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to Agent at a place to be designated by Agent that is reasonably convenient to both parties, (b) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (c) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Agent deems appropriate, (d) take possession of Grantor's premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of Grantor's equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (c) and collecting any Secured Obligation, and (e) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Agent's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Agent may deem commercially reasonable. Agent or any Lender may be the purchaser of any or all of the Collateral at any such sale and Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Grantor, and Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Grantor hereby waives any claims against Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantor shall be liable for the deficiency and the reasonable fees of any attorneys employed by Agent to collect such deficiency.

         (b) Without limiting the generality of the foregoing or limiting in any way the rights of Agent under or otherwise under applicable law, at any time after the occurrence, and during the continuance, of an Event of Default under subsection 7.1 of the Credit Agreement, Agent shall be entitled to apply for and have a receiver appointed under state or federal law by a court of competent jurisdiction in an action taken by the Agent to enforce its rights and remedies in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of Company, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Loans and other fees and expenses due as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

         SECTION 16. APPLICATION OF PROCEEDS. Except as expressly provided elsewhere in this Agreement, all proceeds received by Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Agent, be held by Agent as Collateral for, and/or then, or at any other time thereafter, applied in full or in part by Agent against, the Secured Obligations in the following order of priority:

                  FIRST: To the payment of all reasonable costs and expenses of such sale, collection or other realization, including reasonable compensation to Agent and its agents and counsel, and all other expenses, liabilities and alliances made or incurred by Agent in connection therewith, and all amounts for which Agent is entitled to indemnification hereunder and all advances made by Agent hereunder for the account of Grantor, and to the payment of all reasonable costs and expenses paid or incurred by Agent in connection with the exercise of any right or remedy hereunder, all in accordance with Section 17;

                  SECOND: To the payment of all other Secured Obligations (for the ratable benefit of the holders thereof); and

                  THIRD: To the payment to or upon the order of Grantor, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

         SECTION 17. INDEMNITY AND EXPENSES.

         (a) Grantor agrees to indemnify Agent and each Lender from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities arise solely from Agent's or such Lender's gross negligence or willful misconduct as finally determined by a final judgment of a court of competent jurisdiction.

         (b) Grantor shall pay to Agent upon demand the amount of any and all reasonable costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Agent may incur in connection, with
(i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Agent hereunder, or (iv) the failure by Grantor to perform or observe any of the provisions hereof.

         SECTION 18. CONTINUING SECURITY INTEREST. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the indefeasible payment in full of the Secured Obligations and the cancellation or termination of the Commitment, (b) be binding upon Grantor, its permitted successors and assigns, and (c) inure, together with the rights and remedies of Agent hereunder, to the benefit of Agent and such of its successors, transferees and assigns (with respect to this Agreement and the Loans) as are permitted under subsection 8.1 of the Credit Agreement. Upon the indefeasible payment in full of all Secured Obligations and the cancellation or termination of the Commitments, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantor. Upon any such termination Agent will, at Grantor's expense, execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

         SECTION 19.  AGENT.

         (a) Agent has been appointed to act as Agent hereunder by the Lenders. Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement.

         (b) Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company, and may be removed at any time with cause by an instrument or concurrent instruments in writing delivered to Company and such Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Agent for such Agent. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as an Agent, the provisions of this Section 19 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

         SECTION 20. AMENDMENTS; ETC. No amendment or waiver of any provision of this Agreement, or consent to any departure by Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

         SECTION 21. NOTICES. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto.

         SECTION 22. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Agent in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 23. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         SECTION 24. HEADING. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

         SECTION 25. GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF MICHIGAN. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of Michigan are used herein as therein defined.

         SECTION 26. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF MICHIGAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT GRANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Grantor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return-receipt requested, to Grantor at its address provided in Section 20, such service being hereby acknowledged by Grantor to be sufficient for personal jurisdiction in any action against Grantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Agent to bring proceedings against Grantor in the courts of any other jurisdiction.

         SECTION 27. WAIVER OF JULY TRIAL. GRANTOR AND AGENT HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Grantor and Agent each acknowledge that this waiver is a material inducement for Grantor and Agent to enter into a business relationship, that Grantor and Agent have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Grantor and Agent further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         SECTION 28. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

         SECTION 29. RECOURSE. No recourse for the payment of the principal of or premium, if any, or interest on any Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Company in this Agreement or in any Note or because of the creation of any Indebtedness represented thereby, shall be had against any past, present or future partner of Company, or any officer, director or employee, past, present or future, of Company or any past, present or future general or limited partner of Company or of any successor corporation or partnership or against the property or assets of any such general or limited partner, officer, employee or director, either directly or through Company or any partner of Company or any successor corporation or general or limited partnership, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, Grantor and Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

         JAMES CABLE PARTNERS, L.P.

         By:  James Communications Partners,
              its General Partner

         By:  Jamesco, Inc., a General Partner

         By:  ____________________________________________

              Name:  William R. James
              Title: President

         Notice Address:   James Cable Partners, L.P.
         38710 Woodward Avenue
         Suite 180
         Bloomfield Hills, Michigan  48304
         Attn: William R. James

         GOLDENTREE ASSET MANAGEMENT LLC,
           as Agent

         By:  ___________________________________
              Name:
              Title:
         Notice Address:  GoldenTree Asset Management LLC
         300 Park Avenue, 25th Floor

         New York, New York 10022
         Attn:

                                  SCHEDULE 4(a)
                              TO SECURITY AGREEMENT

                        PERMITTED LIENS AND ENCUMBRANCES

                                  SCHEDULE 4(b)
                              TO SECURITY AGREEMENT

         Locations of Equipment:

         Locations of Inventory:

                                  SCHEDULE 4(e)
                              TO SECURITY AGREEMENT

                           GOVERNMENTAL AUTHORIZATIONS

                                  SCHEDULE 4(f)
                              TO SECURITY AGREEMENT

                              FILING JURISDICTIONS